Exhibit 99.1

BankUnited Announces Fiscal 2008 Third-Quarter Results

BankUnited Financial Corporation Contributes $80 Million of Capital to BankUnited FSB

CORAL GABLES, Fla.--(BUSINESS WIRE)--BankUnited Financial Corporation (NASDAQ:BKUNA):

Third-Quarter 2008 Summary:

  Total deposits of $7.6 billion at June 30, 2008, a 9.2% increase from June 30, 2007
  Tier 1 leverage capital ratio of 7.6%, as of June 30, 2008, and total risk-based capital ratio of 13.8%, as of June 30, 2008
  Provision for loan loss of $130 million for the quarter, resulting in a total loan loss reserve of $309.6 million, or 2.52% of total loans, as of June 30, 2008
  Mortgage Assistance Program introduced

BankUnited Financial Corporation (NASDAQ:BKUNA), parent company of BankUnited FSB, today reported a loss of $117.7 million, or a loss of $3.35 per diluted share for the quarter ended June 30, 2008, compared to earnings of $23.2 million, or $0.62 per diluted share, for the quarter ended June 30, 2007. The loss was primarily attributable to a $130 million provision for loan losses.

The company also announced it has made considerable progress toward raising additional capital and implementing its previously announced strategic plan. Recent steps include:

  Strengthening of BankUnited, FSB capital through an $80 million capital contribution from BankUnited Financial Corporation
  Progress in its pursuit to raise capital
  Increase in the reserve for loan losses to $309.6 million
  Reduction of expenses
  Suspending dividends on common stock
  Waiver by Camner family and board members of preferred stock dividends
  Implementing a Mortgage Assistance Program that waives pre-payment fees and offers attractive traditional mortgages to eligible customers

“Like many companies in the financial services industry, we have been impacted by the residential downturn," said Alfred R. Camner, BankUnited's chairman and chief executive officer. ”This quarter was a mix of strong results from our core banking operations offset by continued deterioration in the mortgage portfolio. We are aggressively managing non-performing assets and increased our provision for loan losses to $130 million, bringing our reserve for loan losses to $309.6 million. Historically, our underwriting standards required, in almost all cases, mortgage insurance on loans originated with a loan-to-value (LTV) ratio greater than 80%. As of June 30, 2008, approximately 40% of our non-performing loans were covered by mortgage insurance.

“As we announced in a separate press release today, we are launching a major new program to assist our mortgage borrowers. We will be reaching out to thousands of option ARM borrowers, the largest portion of which are in Florida, to place them into traditional mortgage products including government agency loans. We intend to waive pre-payment fees and to create additional incentives for these borrowers to make the transition both easy and affordable.

"To further strengthen our franchise, BankUnited Financial Corporation contributed $80 million in capital to BankUnited FSB. At June 30, 2008, BankUnited’s Tier 1 leverage capital ratio was 7.6% and total-risk based capital ratio was 13.8%. Furthermore, we have made considerable progress in our pursuit to raise additional capital.”

Ramiro Ortiz, BankUnited’s president and chief operating officer, added, “Our core banking operations continue to perform well and deposits increased to $7.6 billion, up 9.2% from one year ago. Our internal cross sell and retention measurements show that we continue to add multi-service households and retain, cross sell and deepen existing customer relationships.

"As part of our strategic plan, we are shrinking the residential mortgage loan portfolio, and the newly announced Mortgage Assistance Program should accelerate the decrease. Total loan balances decreased 2.8% from March 31, 2008, to $12 billion at June 30, 2008. Commercial and commercial real estate loan balances were $1.3 billion. We continue to have strong production in the small-business and middle-market sectors and our commercial real estate portfolio continues to perform well.

"Overall, we are pleased with the core bank's results and believe that we are taking the appropriate actions to manage non-performing assets. Our employees' ability to rise above the negative news about our industry has been inspiring.”

Asset Quality and Credit Standards

The ratio of non-performing assets as a percentage of total assets increased to 7.73% at June 30, 2008, from 4.75% at March 31, 2008, and 0.86% at June 30, 2007.

For the quarter ended June 30, 2008, the provision for loan losses totaled $130 million, compared to $98 million for the quarter ended March 31, 2008, and $4.4 million for the quarter ended June 30, 2007.

Net charge-offs for the quarter ended June 30, 2008, were $22.7 million, or an annualized rate of 0.73% of average total loans. This compares to $13.3 million, or an annualized rate of 0.42% of average total loans, for the quarter ended March 31, 2008, and $1.1 million, or an annualized rate of 0.04% of average total loans, for the quarter ended June 30, 2007.

Residential and consumer residential net-charge offs for the quarter were $22.4 million, net of $10.7 million in estimated recoveries from mortgage insurance. Net charge-offs on the consumer portfolio were $64,000, and commercial and commercial real estate net-charge offs were $165,000.

The total allowance for loan losses was $309.6 million at June 30, 2008, compared to $202.3 million at March 31, 2008, and $45.1 million at June 30, 2007. The allowance for loan losses as a percentage of the total loan portfolio was 2.52% at June 30, 2008, compared to 1.61% at March 31, 2008, and 0.36% at June 30, 2007.

BankUnited’s underwriting standards provide that, in almost all cases, borrowers of loans originated with loan-to-value (LTV) ratios greater than 80% are required to purchase mortgage insurance. Nineteen percent, or $1.8 billion, of the residential loan portfolio had mortgage insurance as of June 30, 2008. The average LTV at inception of the residential portfolio as of June 30, 2008 was 79.9%. With the adjustment for coverage of mortgage insurance, the average LTV at inception of that portfolio was 75.6%.

Net-Interest Margin

Net-interest margin for the quarter ended June 30, 2008, was 1.66%, compared to 2.05% for the preceding quarter, and 2.40% for the same quarter last year.

Deposit Growth and Funding

Total deposits increased to $7.6 billion at June 30, 2008, up from $6.9 billion at March 31, 2008, and 9.2% from $7.0 billion at June 30, 2007. This growth, combined with a reduction in asset size, allowed BankUnited to maintain its strong liquidity position. Core deposits increased to $5.3 billion at June 30, 2008, up from $5.1 billion at March 31, 2008, and $5.0 billion at June 30, 2007.

Non-CD deposits increased 1.8% to $2.5 billion at June 30, 2008, up from $2.4 billion at June 30, 2007. Non-interest-bearing deposits were $328 million at June 30, 2008, down 3.9% from June 30, 2007.

Loan Balances

Total net loans at June 30, 2008, were $12.0 billion, compared to $12.3 billion at March 31, 2008, and $12.3 billion as of June 30, 2007.

Commercial and commercial real estate loan balances were $1.3 billion at June 30, 2008, compared to the same level at March 31, 2008 and up from $1.2 billion at June 30, 2007.

Consumer loan balances, which include specialty consumer mortgage loans originated through branch offices, were $1.3 billion at June 30, 2008, compared to $1.2 billion at March 31, 2008, and $1.1 billion as of June 30, 2007.

Residential loan balances decreased $302 million during the quarter to $9.5 billion at June 30, 2008, a 3.3% decrease from $9.8 billion at June 30, 2007.

The average outstanding balance of a residential loan in the portfolio as of June 30, 2008 was $293,213. Option-ARM balances totaled $7.1 billion, which represented 68.2% of total residential loan balances and 57.5% of total loan balances. The growth in negative amortization for the quarter ended June 30, 2008, was $22.3 million, compared to $37 million for the quarter ended March 31, 2008, and $46.4 million for the quarter ended June 30, 2007. Of the $7.1 billion in option-ARM balances, $6.5 billion had negative amortization of $376 million, or 5.3% of the option-ARM portfolio.

BankUnited’s option ARM loans are re-amortized over the remaining term at the earlier of five years from inception of the loan or upon reaching 115% of the original principal balance. As of June 30, 2008, a total of 128 loans had reached the maximum 115% of the original loan amount. These 128 loans had an aggregate balance of $42.9 million, or 0.41% of the total residential loan balance as of June 30, 2008. The period from inception to the point at which the loans reached the 115% maximum amount ranged from 27 months to 50 months. Of the 128 loans that had reached the reset mark, 120, or 94% were performing as of June 30, 2008. The company estimates that approximately $48 million of option ARM loans will reach the 115% limit during the remaining quarter of fiscal 2008, and that $686 million will reach the 115% limit during fiscal year 2009.

Non-Interest Income

Total non-interest income for the quarter was a loss of $18.2 million, compared to a loss of $18.2 million for the quarter ended March 31, 2008, and income of $8.3 million for the quarter ended June 30, 2007. The loss is primarily due to writedowns of $23.9 million pre-tax, or $0.68 per diluted share, on several mortgage-backed securities and $1.2 million pre-tax, or $0.04 per diluted share, on other investment securities held in the company’s investment portfolio. The total pre-tax impairment is $25.1 million.

Fee income, which includes loan fees, deposit fees and other fees (excluding loan-servicing fees), was $3.7 million for the third quarter of fiscal 2008, down slightly from $3.8 million for the second quarter of fiscal 2008, and up 1.7% from $3.6 million for the third quarter of fiscal 2007.

Revenue from insurance and investments sales was $1.8 million in the quarter ended June 30, 2008, down from $2.0 million at March 31, 2008, and up 8.4% from $1.7 million in the quarter ended June 30, 2007.

BankUnited sold $331 million of conforming agency residential mortgage loans during the quarter ended June 30, 2008, for a gain of $1.6 million, compared to sales of $279 million for a gain of $2.1 million in the quarter ended March 31, 2008. For the quarter ended June 30, 2007, the company sold $116 million of conforming agency and traditional ARMs for a gain of $470,000.

BankUnited’s portfolio of residential loans serviced for others was $2.1 billion at June 30, 2008, compared to $1.5 billion at June 30, 2007. Amortization exceeded servicing fees for a loss of $50,000 for the third quarter of fiscal 2008, compared to servicing fee income of $824,000 for the third quarter of fiscal 2007.

During the fiscal quarter ended June 30, 2008, BankUnited transferred $6.4 million of loans which the company had the ability and intent to hold from loans-held-for-sale to its portfolio of loans to be held to maturity. As a result of the transfer, the company recognized a $1.6 million pre-tax writedown on the loans.

Gain on sale of assets, including loans and securities, totaled $1.6 million for the quarter ended June 30, 2008, compared to $2.4 million for the quarter ended March 31, 2008, and $505,000 for the quarter ended June 30, 2007.

Expenses and Efficiency Ratio

Non-interest expense was $56.6 million for the quarter ended June 30, 2008, compared to $57.2 million for the quarter ended March 31, 2008.

Comparing the third quarter of fiscal 2008 to the third quarter of fiscal 2007, non-interest expense increased 12.2% to $56.6 million from $50.5 million.

The efficiency ratio for the quarter was 140.3%, up from 55.9% for the same quarter of fiscal 2007.

Capital, Capital Ratios and Book Value

Book value per common share was $16.35 as of June 30, 2008, compared to $19.63 at March 31, 2008 and $22.40 at June 30, 2007.

Core and risk-based capital ratios were 7.6% and 13.8%, respectively, at June 30, 2008, compared to 7.8% and 14.6% at March 31, 2008, and 7.5% and 14.7% at June 30, 2007.

Chairman and chief executive officer Alfred R. Camner, members of his family and other members of the board of directors have agreed to waive their receipt of preferred stock dividends. It is expected that these dividends will be waived until the bank returns to profitability.

About BankUnited

BankUnited Financial Corp. is the holding company for BankUnited FSB, the largest banking institution headquartered in Florida. At June 30, 2008, BankUnited had assets of $14.2 billion.

Serving customers through 85 branches in 13 coastal counties, including Miami-Dade, Broward, Palm Beach, Martin, St. Lucie, Collier, Charlotte, Manatee, Hillsborough, Sarasota, Lee, Indian River and Pinellas, BankUnited offers a full spectrum of consumer and commercial banking products and services, including online products that can be accessed through http://www.bankunited.com. For additional information, call 877-779-2265.

Chairman and Chief Executive Officer Alfred R. Camner, President and Chief Operating Officer Ramiro Ortiz, Chief Financial Officer Bert Lopez and Senior Executive Vice President of Corporate Finance James Foster will review, in a prepared statement, the third quarter results by telephone and webcast beginning at 4:30 p.m. EDT.

Presentation materials will be available on the company’s website at www.bankunited.com prior to the call. The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial-in telephone number at 888-680-0878 (domestic) or 617-213-4855 (international). The call leader is Alfred R. Camner. The name of the call is BankUnited, and the pass code for the call is 48216466. A replay of the call will be available from 6:30 p.m. EDT on Aug. 8 through 11:59 p.m. EDT on Aug. 15 by calling toll-free 888-286-8010 (domestic) or 617-801-6888 (international). The pass code for the replay is 62729201.

Forward-Looking Statements

This press release and the presentation, to which it refers, may contain certain forward-looking statements, which are based on management's expectations regarding factors that may impact the company's earnings and performance in future periods. Words and phrases such as: “will,” "expect," "anticipate," "estimate," "project," "believe," "intend," "should," “would,” "may," "can," "could," "plan," "target" and similar expressions are intended to identify "forward-looking statements." Actual results or performance could differ from those implied or contemplated by such statements. Factors that could cause future results and performance to vary materially from management expectations include, but are not limited to, national and regional business and economic conditions, fiscal and monetary policies; natural events such as hurricanes; changes in interest rates; changes in policy or discretionary decisions by the federal home loan banks or the federal reserve; a reduced demand for credit; a decrease in deposit flows, loan demand or deposit or other customers; risks associated with residential mortgage lending or a slowdown in the housing market, including, without limitation, continued deterioration in credit quality, reduced real estate values and slower sales, interest rate changes, payment elections by borrowers of option ARM loans and deterioration in the ability of borrowers to repay their loans and other debts; competition from other financial service companies in our markets; potential or actual litigation; potential or actual actions by regulators, including, without limitation, new, changed or increased regulatory restrictions; changes in regulations, laws, policies or standards, including, among others, changes in accounting standards, guidelines, interpretations or policies; the outcome of ongoing tax audits; the issuance, redemption or deferral of payments on company debt or equity; the concentration of operations in Florida; reliance on other companies for products and services; the impact of war and the threat and impact of terrorism; volatility in the market price of the company’s common stock; unfavorable conditions in the capital markets; the possible loss of key personnel; the possible inability to successfully implement strategic initiatives, and mortgage loss mitigation programs/homeowner assistance programs, and other economic, competitive, servicing capacity, governmental, regulatory and technological factors affecting the company’s operations, price, products and delivery of services. Neither the success, timing, nor terms of the Company’s capital raising efforts are certain. The Company is not able to make any assurances, including but not limited to any assurances that any increased rate of sale of foreclosed homes will continue in future periods, the percentage of such unsold homes in escrow or under negotiation will be representative of the number or percentage of homes sold in future periods, the quality of our loan portfolio will continue in future periods, we will have adequate liquidity in future periods. The Company does not update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made, except as required by law. Please refer to the documents that BankUnited Financial Corporation files periodically with the SEC, such as the Form 10-K for the 2007 fiscal year, and reports on Form 10-QA for the March 31, 2008 period, which contain additional important factors that could cause actual results to differ from the company’s current expectations and from the forward-looking statements contained in this press release.

BankUnited Financial Corporation
Quarter Ended June 30, 2008 Earnings Release
	For the Three Months Ended			For the Nine Months Ended
	Jun 30,	Mar 31,	Jun 30,	Jun 30,
Operations Data:	2008	2008	2007	2008	2007

Interest Income:
Interest and fees on loans	$179,377	$204,011	$220,886	$603,288	$648,941
Interest on mortgage-backed securities	10,210	11,228	12,071	33,053	39,178
Interest and dividends on investments and other interest earning assets
	7,972	6,829	7,114	22,531	22,822
Total Interest Income	197,559	222,068	240,071	658,873	710,941
Interest Expense:
Interest on deposits	68,487	73,099	77,405	222,349	219,464
Interest on borrowings	67,249	72,949	75,613	219,774	232,423
Interest on trust preferred securities and subordinate debentures
	3,220	4,256	5,074	12,224	15,939
Total Interest Expense	138,958	150,304	158,092	454,349	467,826
Net Interest Income	58,602	71,764	81,979	204,525	243,115
Provision for loan losses	130,000	98,000	4,400	293,000	12,400
Net interest Income after provision for loan losses	(71,398)	(26,236)	77,579	(88,477)	230,715

Other Income:
Loan servicing fees, net of amortization	(50)	(305)	824	204	2,884
Impairment of mortgage servicing rights	0	(624)	0	(3,259)	(965)
Loan fees	1,160	1,395	1,387	3,593	3,726
Deposit fees	1,837	1,719	1,447	5,153	4,431
Other fees	658	723	759	2,043	2,127
Gain on sales of loans, securities, and other assets (1)	1,617	2,437	505	6,324	9,051
Other than temporary Impairment on Investments	(25,141)	(25,677)	0	(51,669)	0
Loss on loans held for sale	(1,555)	(2,017)	0	(3,573)	0
Insurance and investment income	1,829	1,969	1,687	5,223	3,959
Loss on swaps	0	0	0	0	(318)
Other income	1,404	2,176	1,731	6,130	5,186
Total Other Income	(18,238)	(18,204)	8,340	(29,829)	30,081

Other Expenses:
Employee compensation	26,993	26,857	26,283	81,411	77,121
Occupancy & Equipment	10,352	10,502	9,735	31,325	27,842
Professional fees	3,676	2,865	1,984	10,056	5,443
Telecommunications and data processing	3,247	3,478	3,248	10,061	9,011
Real Estate Owned	3,799	2,284	15	7,234	79
Advertising and promotion expense	1,475	1,369	2,317	4,507	6,335
Other operating expenses	7,091	9,811	6,914	24,226	21,038
Total Other Expenses	56,634	57,166	50,496	168,822	146,869

Income (loss) before income taxes	(146,270)	(101,606)	35,423	(287,124)	113,927
Provision for income taxes	(28,577)	(35,825)	12,214	(78,145)	38,946
Net(Loss) Income	$(117,693)	$(65,781)	$23,209	$(208,979)	$74,981

Earnings Per Share Data:
Net(loss) Income	$(117,693)	$(65,781)	$23,209	$(208,979)	$74,981
Preferred stock dividends	151	151	133	452	401
Net(loss) income available to common stockholders	$(117,844)	$(65,932)	$23,076	$(209,431)	$74,580

Basic earnings per common share:	$(3.35)	$(1.88)	$0.65	$(5.96)	$2.06

Weighted average common share outstanding	35,153	35,135	35,779	35,131	36,141

Diluted earnings per common share:	$(3.35)	$(1.88)	$0.62	$(5.96)	$1.97

Weighted average diluted common shares outstanding	35,153	35,135	37,671	35,131	38,137

	For the Three Months Ended			For the Nine Months Ended
(1) Consists of the following:	Jun 30,	Mar 31,	Jun 30,	Jun 30,
	2008	2008	2007	2008	2007
Gain on sales of investments and mortgage-backed securities	$-	$341	$-	341	$(524)
Gain on sales of loans and other assets	$1,617	$2,096	$505	5,982	$9,575

BankUnited Financial Corporation
Quarter Ended June 30, 2008 Earnings Release	As of
	Jun 30,	Mar 31,	Jun 30,
PERIOD END BALANCE SHEET DATA	2008	2008	2007
(In Thousands)

Asset Data:
Total Assets	$14,220,298	$14,344,267	$14,488,873
Cash and cash equivalents	$457,114	$162,405	$283,176
Investment securities	$112,206	$118,027	$185,718
Mortgage-backed securities	$661,511	$748,855	$977,571
Loans:
Residential loans	$9,490,804	$9,792,648	$9,810,752
Specialty consumer mortgages	786,561	749,408	682,193
Commercial Loans	202,359	200,917	188,773
Multi Family	132,766	120,799	117,219
Commercial Real Estate Loans	559,454	517,667	470,280
Construction	181,027	168,800	137,776
Land	239,357	288,758	308,958
Consumer loans	15,058	15,997	17,402
Home Equity loans and Lines of Credit	466,454	452,042	403,722
Unearned discounts, premiums and loan fees	217,939	225,356	227,163
Allowance for loan losses	(309,645)	(202,315)	(45,089)
Loans receivable, net (excluding loans held for sale)	$11,982,134	$12,330,077	$12,319,149

Loans held for sale	$91,166	$181,984	$89,880
FHLB Stock	$255,821	$289,121	$282,885

Liability Data:
Total Liabilities	$13,628,076	$13,635,576	$13,682,934
Deposits:
Non-interest bearing deposits	$328,191	$335,561	$341,449
Interest bearing checking and money market deposits	910,049	786,644	545,190
Savings	1,238,934	1,431,127	1,546,320
Certificates of deposit $100,000 and less	2,818,233	2,496,803	2,557,461
Total core deposits	5,295,408	5,050,135	4,990,420
Certificates of deposit over $100,000	2,310,856	1,885,187	1,972,607
Total deposits	$7,606,264	$6,935,322	$6,963,027

Other borrowings	$5,223,311	$5,992,019	$6,013,730
Hi Med Units senior notes	$184,000	$184,000	$184,000
Convertible senior notes	$120,000	$120,000	$120,000
Trust preferred securities and subordinated debentures	$237,261	$237,261	$229,529
Junior Subordinated	$12,500	$12,500	$-

Equity Data:
Total stockholders' equity	$592,221	$708,691	$805,939
Preferred equity	$9,131	$9,131	$8,057

	As of
	Jun 30,	Mar 31,	Jun 30
AVERAGE BALANCE SHEET DATA	2008	2008	2007

Asset Data:
Total Assets	$14,587,022	$14,387,812	$14,013,522
Cash and cash equivalents	$628,720	$117,863	$90,691
Investment securities	$113,679	$147,754	$188,459
Mortgage-backed securities	$706,917	$811,101	$1,022,120
Loans:
Residential loans	$9,649,589	$9,863,540	$9,561,193
Specialty consumer mortgages	770,295	720,426	676,815
Commercial Loans	206,654	193,939	194,229
Multi Family	120,434	131,883	100,559
Commercial Real Estate Loans	524,913	507,622	453,410
Construction	175,852	158,033	137,895
Land	271,635	303,737	316,022
Consumer loans	16,244	16,820	18,184
Home Equity loans and Lines of Credit	458,162	443,919	398,382
Unearned discounts, premiums and loan fees	221,906	228,976	220,763
Allowance for loan losses	(217,099)	(121,028)	(43,020)
Loans receivable, net (excluding loans held for sale)	$12,198,583	$12,447,867	$12,034,432
Loans held for sale	$130,891	$146,607	$73,880
FHLB Stock	$274,135	$284,791	$270,201
Interest Earning Assets	$13,996,864	$13,906,610	$13,623,193

Liability Data:
Total Liabilities	$13,884,665	$13,605,170	$13,202,232
Deposits:
Non-interest bearing deposits	$334,273	$323,830	$354,690
Interest bearing checking and money market deposits	888,852	693,894	537,571
Savings	1,343,834	1,486,311	1,488,599
Certificates of deposit	4,956,181	4,483,241	4,387,516
Total interest bearing deposits	$7,188,867	$6,663,446	$6,413,686

Other borrowings	$5,649,493	$5,921,464	$5,748,238
Hi Med Units senior notes	$184,000	$184,000	$128,088
Convertible senior notes	$120,000	$120,000	$120,000
Trust preferred securities and subordinated debentures	$237,261	$237,261	$247,202
Junior Subordinated	$12,500	$12,500	$-
Interest-bearing liabilities	$13,392,123	$13,138,672	$12,657,215

Equity Data:
Total stockholders' equity	$702,356	$782,642	$811,290

BankUnited Financial Corporation
Quarter Ended June 30, 2008 Earnings Release
	For the Three Months Ended
	Jun 30,	Mar 31,	Jun 30
Selected Data:	2008	2008	2007

Quarterly Performing Data:
Return on average tangible common equity	-70.90%	-35.39%	11.91%
Return on average assets	-3.23%	-1.83%	0.66%
Yield on interest-earning assets	5.65%	6.39%	7.05%
Cost of interest-bearing liabilities	4.17%	4.60%	5.01%
Net interest yield on earning assets (margin)	1.66%	2.05%	2.40%
Net interest spread	1.48%	1.79%	2.04%
Efficiency Ratio	140.31%	106.73%	55.91%

	For the Nine Months Ended
	Jun 30,	Jun 30,
Year to Date Performance Data:	2008	2007
Return on average tangible common equity	-38.34%	13.12%
Return on average assets	-1.92%	0.72%
Yield on interest-earning assets	6.27%	6.99%
Cost of interest-bearing liabilities	4.58%	4.96%
Net interest yield on earning assets (margin)	1.94%	2.38%
Net interest spread	1.69%	2.03%
Efficiency Ratio	96.64%	53.76%

	As of
	Jun 30,	Mar 31,	Jun 30
	2008	2008	2007
Equity Data:	(dollars and shares in thousands, except per share amounts)
Book value per common share	$16.35	$19.63	$22.40
Book value per common share assuming full conversion of HiMed Units	$18.59	$21.41	$23.81
Tangible book value per common share	$15.56	$18.83	$21.60
Closing Price of Class A Common Stock	$0.96	$5.01	$20.07
Common shares outstanding	35,656	35,644	35,626
Average equity to average assets (3 mos.)	4.81%	5.44%	5.79%

Capital Ratios:
Tangible capital ratio (1)	7.6%	7.8%	7.5%
Tier 1 core capital ratio (1)	7.6%	7.8%	7.5%
Total risk-based capital ratio (1)	13.8%	14.6%	14.7%

Non-Performing Assets:
Non-accrual loans	$982,222	$608,275	$116,643
Loans 90 days past due and still accruing	100	271	455
Total non-performing loans	982,322	608,546	117,098
Real estate owned	117,325	73,436	7,397
Total non-performing assets	$1,099,647	$681,982	$124,495

Allowance for loan losses	$309,645	$202,315	$45,089

Non-performing assets to total assets	7.73%	4.75%	0.86%
Non-performing loans to total loans	7.99%	4.86%	0.95%
Allowance for loan losses as a percentage of total loans	2.52%	1.61%	0.36%
Allowance for loan losses as a percentage of non-performing loans	31.52%	33.25%	38.51%
Net residential & consumer residential charge-offs for the three months ended	$22,441	$13,061	$1,006
Net residential annualized QTD charge-offs as a percentage of average total loans	0.72%	0.42%	0.03%
Net charge-offs for the three months ended	$22,670	$13,343	$1,138
Net annualized QTD charge-offs as a percentage of average total loans	0.73%	0.42%	0.04%

(1) Capital ratios are for BankUnited FSB only

CONTACT:
BankUnited Financial Corporation, Coral Gables
Investor Relations: Susan Wright Greenfield, 305-569-3449
or
Corporate Communications: Melissa Gracey, 305-817-8117